Exhibit 21

Subsidiaries of B. Riley Financial, Inc.

Jurisdiction of Organization/
Subsidiary	Incorporation
B. Riley Capital Management, LLC	New York
B. Riley Principal Investments, LLC	Delaware
B. Riley & Co., LLC	Delaware
BR Events, LLC	California
BR SPAC Capital Management, LLC	Delaware
BR-GA Retail Investments, LLC	Delaware
GA Asset Advisors, LTD	England and Wales
GA Australia II Pty., LTD	Victoria, Australia
GA Australia Pty., LTD	Victoria, Australia
GA Europe Cooperatief U.A.	Netherlands
GA Europe GmbH	Germany
GA Industrial, LTD	England and Wales
GA International Services, LLC	California
GA Keen Realty Advisors, LLC	New York
GA Retail Advisors, Inc.	California
GA Retail Canada ULC	Canada
GA Retail Int’l, Inc.	California
GA Retail Investments, L.P.*	Delaware
GA Retail Services, Inc.	California
GA Retail, Inc.	California
GACP Finance Co, LLC	Delaware
Great American Capital Partners, LLC	Delaware
Great American Global Partners, LLC*	California
Great American Group Advisory and Valuation Services, LLC*	California
Great American Group Energy Equipment, LLC	California
Great American Group Intellectual Property Advisors, LLC	California
Great American Group Machinery & Equipment, LLC*	California
Great American Group WF, LLC	California
Great American Group, LLC	California
Stratton Partners, LTD	England and Wales
United Online, Inc.	Delaware
Net Zero, Inc.	Delaware
Juno Online Services, Inc.	Delaware
Juno Internet Services, Inc.	Delaware
Classmates Media Corporation	Delaware
NetZero Modecom, Inc.	Delaware
NetZero Wireless, Inc.	Delaware
United Online Advertising Network, Inc.	Delaware
United Online Communications, Inc.	Delaware
United Online Web Services, Inc.	Delaware
UOL Advertising, Inc.	Delaware
United Online Software Development (India) Private Limited*	Republic of India
United Online Apps, Inc.	Delaware
Classmates International, Inc	Delaware
CMC Services, Inc.	Delaware
Adcurate, Inc.	Delaware

*	B. Riley Financial, Inc. owns less than 100% of these subsidiaries.